FOR IMMEDIATE RELEASE
April 23, 2003

For further information contact:
Ralph A. Fernandez
Vice President and Chief Financial Officer
Synergy Financial Group, Inc.
(800) 693-3838, extension 3292

                          Synergy Financial Group, Inc.
                     Announces First Quarter, 2003 Earnings

Cranford, New Jersey, April 23, 2003 - John S. Fiore, President and Chief Executive Officer of Synergy Financial Group, Inc. (OTCBB: SYNF), the middle-tier stock holding company of Synergy Bank and Synergy Financial Services, Inc., today announced earnings of $836,000, or $0.26 per basic and diluted share, for the quarter ended March 31, 2003, an increase of 64.2 percent from $509,000 for the same period last year. The increase is primarily attributable to the positive impact of the company's growth strategy.

The Company also announced that its 2003 Annual Meeting of Stockholders was held on April 22, 2003. At the meeting, Nancy A. Davis, John S. Fiore and W. Phillip Scott were reelected as directors. Stockholders also approved the Company's 2003 Stock Option Plan and the Company's 2003 Restricted Stock Plan and ratified the appointment of Grant Thornton LLP as the Company's independent auditor for the fiscal year ending December 31, 2003.

Total assets reached $519.6 million at March 31, 2003, an increase of 50.6 percent from $344.9 million at March 31, 2002. Net loans increased 33.2 percent, or $86.8 million, from $261.4 million on March 31, 2002 to $348.2 million on March 31, 2003. The allowance for loan and lease losses was $2.9 million on March 31, 2003 compared to $1.6 million on March 31, 2002. The increased allowance was primarily attributable to a marked increase in total


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loans.  Total deposits  reached $425.1 million on March 31, 2003, an increase of
53.6 percent from the $276.8 million reported on March 31, 2002.

Net interest income during the first three months of 2003 was $4.8 million, compared to $3.1 million during the same period last year, an increase of 53.3 percent. This increase was primarily attributable to a higher average balance of interest-earning assets during the 2003 period.

Non-interest income increased to $382,000 during the first quarter of 2003, from $319,000 during the same period in 2002, an increase of 19.9 percent. This increase was primarily attributable to growth in service fees and other charges associated with an expanding account base.

Non-interest expense increased to $3.7 million in the first quarter of 2003, compared with $2.4 million for the first quarter of 2002, primarily due to increased operating expenses associated with new branch offices, six of which were opened in the final three quarters of 2002 and two that were added with the acquisition of First Bank of Central Jersey in January 2003.

Shareholders'  equity at March 31, 2003 totaled  $38.7  million,  an increase of
71.1 percent, or $16.1 million, from twelve months ago. The increase is primarily attributable to the minority stock offering completed on September 17, 2002 and to earnings of $2.4 million.

About Synergy Financial Group, Inc.
-----------------------------------
Synergy Financial Group, Inc. (the "Company") is the holding company for Synergy Bank and Synergy Financial Services, Inc. A majority of the stock of the Company is held by Synergy, MHC, a federal mutual holding company. The Company is a financial services company that provides a diversified line of products and services to consumers and small- to mid-sized businesses. Synergy offers consumer banking, mortgage lending, commercial banking, consumer

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finance,  Internet banking and financial services through a network of 18 branch offices located in Middlesex, Monmouth, Morris and Union counties New Jersey.

Forward-Looking Statements
--------------------------
This press release contains forward-looking statements, which are not historical facts and pertain to future operating results. These forward-looking statements are within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about our plans, objectives, expectations and intentions and other statements contained in this press release that are not historical facts.

When used in this press release, the words "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates" or words of similar meaning, or future or conditional verbs, such as "will," "would," "should," "could," or "may" are generally intended to identify forward-looking statements. These forward-looking statements are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the results discussed in these forward-looking statements for the reasons, among others, discussed under the heading "RISK FACTORS" in Synergy Financial Group, Inc.'s August 9, 2002 Prospectus.


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